EXHIBIT 99.1

   United States Leather Inc.
   1403 West Bruce Street
   Milwaukee, Wisconsin 53204

   FOR IMMEDIATE RELEASE

   For More Information Call
   Linda Stephenson (414) 273-4680


            UNITED STATES LEATHER, INC. REACHES AGREEMENT WITH MAJOR BONDHOLDERS TO SIGNIFICANTLY DELEVERAGE ITS BALANCE SHEET

                  Expects Quick Approval of Restructuring Plan

        MILWAUKEE, WI, (March 25, 1998)...United States Leather Inc. (USL) announced today that it has reached an agreement in principle with its stockholders and an informal committee of bondholders on a plan to deleverage USL's balance sheet. Under the terms of the plan, USL's employees and trade creditors will be paid in full and all of the approximately $138 million of principal and accrued interest owing in respect of the company's 10-1/4% Senior Notes due 2003 will be converted into 97% of the equity of USL. USL's existing stockholder will retain 3% of the restructured company.

        "The agreement in principle represents a major step towards achieving the plan to delverage the company's balance sheet that was proposed to bondholders last September," said

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   Anthony Biancanello, President and Chief Executive Officer of USL.  "Once
   the restructuring is completed, USL will emerge as a stronger, more stable company, better able to serve its customers and return to the profitability it historically enjoyed." According to Biancanello, "the informal committee of bondholders reports that the holders of more than 50% of the outstanding Senior Notes have already expressed support for the proposed plan." Additionally, BankAmerica Business Credit, agent for a syndicate of lenders, is supporting the company in its reorganization process.

        Biancanello announced that USL will commence a solicitation of its stockholders and of its bondholders of record as of March 27, 1998 to obtain formal approval of the plan. "Upon obtaining the requisite approvals from the holders of the company's bonds and stock, the company expects to file a prepackaged Chapter 11 plan to implement the restructuring. A prepackaged bankruptcy proceeding will allow the company to convert its bonds into equity and emerge with a clean balance sheet and positive shareholders' equity with minimal disruption to the company's business operations," he said. USL indicated the solicitation period is expected to begin next week and to take approximately 45 days to complete. It further indicated that it expects to emerge from the proceedings during the third quarter.

        USL makes and markets finished leathers for footwear, furniture and automotive manufacturers. The company currently has 1800 employees and manufacturing operations that include Pfister & Vogel and A.L. Gebhardt in Milwaukee, Lackawanna Leather in Conover, NC and Omaha, NE, A.R. Clarke in Toronto, Canada, Caldwell Moser in New Albany, IN and other operations in Berlin, WI.